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                                                                    Exhibit 23.3


                             [Forrester Letterhead]



April 12, 2000


Goldman, Sachs & Co.
High Technology Group
Investment Banking Division
2765 Sand Hill Road
Menlo Park, CA  94025

To Whom It May Concern:

Pursuant to the contract between Goldman, Sachs & Co. ("Goldman Sachs") and Forrester Research, Inc. ("Forrester") Forrester consents to the inclusion of our name and to the references to the language set forth below in a prospectus to be filed on behalf of a Goldman Sachs client (together with the preliminary prospectus and the final prospectus to be circulated among prospective investors).

Forrester hereby consents to the following:

"An April 1998 Forrester Research report indicates that 70% of the ongoing costs of operating a typical eCommerce site are for systems administration and support services that are required to manage and control the site infrastructure."

Our consent does not imply, and we expressly disclaim that we are experts within the meaning of Section 7 of the Securities Act of 1933 or that we have prepared or certified any part of the Registration Statement.

Please feel free to call me if you have any questions.


Very truly yours,


/s/ Michael Shirer

Michael Shirer
Public Relations Manager